Exhibit 99.1

Brookdale Announces Third Quarter 2023 Results

Nashville, Tenn., November 6, 2023 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter ended September 30, 2023.

HIGHLIGHTS

•Third quarter consolidated weighted average occupancy grew 110 basis points sequentially and monthly weighted average occupancy increased for seven consecutive months between March and October.
•Same community weighted average occupancy grew 140 basis points over the prior year third quarter; while same community revenue per available unit (RevPAR) and revenue per occupied unit (RevPOR) increased 10.8% and 8.9%, respectively.
•Delivered meaningful improvements in both leadership retention and associate turnover.

“The incredible progress we are making on our key strategic priorities is evidenced by our strong year-to-date results and another quarter of consistently delivering against our commitments. Our favorable results, both in the third quarter and year-to-date, are an outcome of the strong execution of intentional, experience-driven plans, and the dedication to our mission by our more than 36,000 associates,” said Lucinda ("Cindy") Baier, Brookdale’s President and CEO. "With the start of the fourth quarter, we remain focused on continuing the operational progress we have made over the course of this year. I am proud to be part of an organization that cares for our residents deeply, fosters meaningful connections among our residents and associates, and enriches the lives of seniors who call Brookdale home.”

SUMMARY OF THIRD QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2023	3Q 2022	Amount	Percent	2Q 2023	Amount	Percent
Resident fee revenue	$717.1	$650.2	$66.9	10.3%	$710.2	$6.9	1.0%
Other operating income	2.6	66.8	(64.2)	(96.1)%	4.1	(1.5)	(36.4)%
Facility operating expense	537.4	525.5	11.9	2.3%	531.1	6.3	1.2%
Cash facility operating lease payments	64.6	50.0	14.6	29.1%	62.1	2.5	4.1%
Net income (loss)	(48.8)	(28.4)	20.4	72.0%	(4.5)	44.3	NM
Adjusted EBITDA (1)	80.2	106.9	(26.7)	(24.9)%	81.4	(1.2)	(1.4)%

RevPAR	$4,596	$4,150	$446	10.7%	$4,544	$52	1.1%
Weighted average occupancy	77.6%	76.4%	120 bps	n/a	76.5%	110 bps	n/a
RevPOR	$5,919	$5,432	$487	9.0%	$5,939	$(20)	(0.3)%

(1)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	3Q 2023	3Q 2022	Amount	Percent	2Q 2023	Amount	Percent
Resident fee revenue	$702.7	$634.2	$68.5	10.8%	$695.6	$7.1	1.0%
Facility operating expense	$524.3	$510.0	$14.3	2.8%	$517.0	$7.3	1.4%
RevPAR	$4,588	$4,141	$447	10.8%	$4,541	$47	1.0%
Weighted average occupancy	77.9%	76.5%	140 bps	n/a	76.7%	120 bps	n/a
RevPOR	$5,892	$5,410	$482	8.9%	$5,918	$(26)	(0.4)%

(2)    The same community senior housing portfolio includes operating results and data for 632 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

Recent consolidated occupancy trend:

	2022
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%	76.4%	76.9%	77.2%	77.0%	77.0%
Month end	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%	77.9%	78.4%	78.2%	78.1%	78.1%

	2023
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct
Weighted average	76.6%	76.3%	76.1%	76.2%	76.6%	76.8%	77.1%	77.6%	78.2%	78.6%
Month end	77.6%	77.4%	77.6%	77.6%	78.1%	78.2%	78.5%	79.3%	79.7%	79.5%

OVERVIEW OF THIRD QUARTER RESULTS

•Resident fee revenue.
•3Q 2023 vs 3Q 2022:
◦Resident fees increased primarily due to the increases in RevPOR and occupancy.
◦The increase in RevPOR was primarily the result of the current year rate increase.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the COVID-19 pandemic.
•3Q 2023 vs 2Q 2023: Resident fees increased primarily due to the increase in occupancy, partially offset by slightly lower RevPOR and the disposition of the Company's one remaining entrance fee community during the second quarter of 2023.

•Other operating income. During the third quarter of 2022, the Company accepted $61.1 million of Phase 4 grants from the general distribution of the Public Health and Social Services Emergency Fund ("Provider Relief Fund") administered by the U.S. Department of Health and Human Services, under which grants have been made available to eligible healthcare providers for healthcare related expenses or lost revenues attributable to COVID-19. The Company recognized $2.6 million of government grants as other operating income during the third quarter of 2023.

•Facility operating expense.
•3Q 2023 vs 3Q 2022: The increase was primarily due to broad inflationary pressure and higher third-party referral source costs associated with resident move-ins. These increases were partially offset by a decrease in the use of premium labor, primarily contract labor, as the Company’s associate turnover has declined and the size of the Company's workforce has increased from the prior year period. Additionally, the Company’s retention rates for its community leadership roles increased from the prior year period.
•3Q 2023 vs 2Q 2023: The increase in facility operating expense was primarily due to an additional day of expense during the third quarter of 2023 and seasonally higher utilities expense, partially offset by the disposition of the entrance fee community during the second quarter of 2023.

•Cash facility operating lease payments. The increases were primarily attributable to a change in the classification of lease payments as a result of lease amendments subsequent to the beginning of the prior periods.

•Net income (loss).
•3Q 2023 vs 3Q 2022: The increase in net loss was primarily attributable to the $64.2 million decrease in other operating income, an increase in debt interest expense primarily as a result of increases in variable interest rates, and the increase in facility operating expense, partially offset by the increase in resident fee revenue.
•3Q 2023 vs 2Q 2023: The increase in net loss was primarily attributable to a $36.3 million gain on sale of communities, net recognized during the second quarter of 2023 for the sale of the Company's one remaining entrance fee community and an $8.6 million increase in asset impairment expense compared to the prior period.

•Adjusted EBITDA.
•3Q 2023 vs 3Q 2022: The decrease in Adjusted EBITDA was primarily attributable to the $64.2 million decrease in other operating income, the change in classification of $12.8 million of lease payments for 51 communities as cash facility operating lease payments as a result of lease amendments subsequent to the prior year period, and the increase in facility operating expense, partially offset by the increase in resident fee revenue.
•3Q 2023 vs 2Q 2023: The decrease in Adjusted EBITDA was primarily attributable to the change in classification of $2.4 million of lease payments for 35 communities as cash facility operating lease payments as a result of lease amendments during the second quarter of 2023.

LIQUIDITY

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	3Q 2023	3Q 2022	Amount	2Q 2023	Amount
Net cash provided by (used in) operating activities	$45.8	$63.5	$(17.7)	$63.8	$(18.0)
Non-development capital expenditures, net	47.2	43.8	3.4	64.8	(17.6)
Adjusted Free Cash Flow (3)	2.5	4.1	(1.6)	(7.5)	10.0

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•3Q 2023 vs 3Q 2022: The decrease in net cash provided by operating activities was primarily attributable to a $60.1 million decrease in cash received associated with government grants and credits, an increase in facility operating expense, and an increase in debt interest expense compared to the prior year period, partially offset by an increase in resident fee revenue compared to the prior year period.
•3Q 2023 vs 2Q 2023: The decrease in net cash provided by operating activities was primarily attributable to a $9.2 million decrease in cash received associated with employee retention credits and government grants and a decrease in cash provided by other changes in operating assets and liabilities compared to the prior period.

•Non-development capital expenditures, net.
•3Q 2023 vs 3Q 2022: The increase in non-development capital expenditures, net of lessor reimbursements, was primarily attributable to an increase in remediation costs at the Company's communities resulting from natural disasters primarily from the impact of Winter Storm Elliott.
•3Q 2023 vs 2Q 2023: The decrease in non-development capital expenditures, net of lessor reimbursements, was primarily attributable to decreases in replacements of major building systems and remediation costs at the Company's communities resulting from natural disasters.

•Adjusted Free Cash Flow.
•3Q 2023 vs 3Q 2022: The $1.6 million decrease in Adjusted Free Cash Flow was primarily attributable to the decrease in net cash provided by operating activities, partially offset by an increase in property and casualty insurance proceeds.
•3Q 2023 vs 2Q 2023: The $10.0 million change in Adjusted Free Cash Flow was primarily attributable to the decrease in non-development capital expenditures, net and an increase in property and casualty insurance proceeds compared to the prior period, partially offset by the decrease in net cash provided by operating activities.

•Total liquidity. Total liquidity of $405.4 million as of September 30, 2023 included $331.7 million of unrestricted cash and cash equivalents, $66.2 million of marketable securities, and $7.5 million of availability on the Company's secured credit facility. Total liquidity as of September 30, 2023 decreased $34.7 million from June 30, 2023, primarily attributable to payments of liabilities for capital expenditures, debt repayments, and a capital contribution to the Company's health care services venture, partially offset by $2.5 million of Adjusted Free Cash Flow.

TRANSACTION UPDATE

In August 2023, the Company entered into a new lease agreement under which the Company will continue to lease 10 communities from affiliates of LTC Properties, Inc. In October 2023, the new master lease agreement was amended to include 7 additional communities. The lease will expire on December 31, 2029, subject to earlier termination if the Company exercises its favorable purchase options. The landlord has also agreed to make available a pool to fund costs associated with certain capital expenditure projects.

On November 1, 2023, the Company completed the sale of a continuing care retirement community, for which the Company received cash proceeds of $12.7 million, net of transaction costs, at closing.

2023 OUTLOOK

For the fourth quarter 2023, the Company is providing the following guidance:

Fourth Quarter 2023 Guidance
RevPAR year-over-year growth	9.5% - 10.0%
Adjusted EBITDA	$77 million to $82 million

In the aggregate, the Company expects its full-year 2023 non-development capital expenditures, net of anticipated lessor reimbursements, to be approximately $195.0 million, excluding reimbursable remediation costs at the Company's communities resulting from 2022 natural disasters. The Company anticipates an additional approximately $28.0 million in reimbursable remediation costs at the Company's communities resulting from 2022 natural disasters, and such costs are expected to be reimbursed from the Company's property and casualty insurance policies in 2023 or 2024.

This guidance excludes future acquisition or disposition activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's third quarter results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the third quarter on November 7, 2023 at 9:00 AM ET. The conference call can be accessed by dialing (833) 470-1428 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "864657".

A webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on November 14, 2023 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "142154".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care, connection, and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, make new friends, and stay connected with loved ones. Brookdale, through its affiliates, operates and manages 672 communities in 41 states as of September 30, 2023, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR
Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the Company’s expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including on the nation’s economy and debt and equity markets and the local economies in the Company’s markets, and on the Company and the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the pace and consistency of recovery from the pandemic and any resurgence or variants of the disease; the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; the cost and difficulty of complying with increasing and evolving regulation; changes in, or its failure to comply with, employment-related laws and regulations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2023	2022	2023	2022
Resident fees	$717,123	$650,248	$2,140,688	$1,927,610
Management fees	2,566	2,967	7,653	9,625
Reimbursed costs incurred on behalf of managed communities	34,979	37,484	103,932	112,013
Other operating income	2,623	66,759	9,073	75,546
Total revenue and other operating income	757,291	757,458	2,261,346	2,124,794

Facility operating expense (excluding facility depreciation and amortization of $79,384, $81,405, $236,547, and $242,281, respectively)	537,411	525,510	1,599,336	1,551,938
General and administrative expense (including non-cash stock- based compensation expense of $2,893, $3,403, $8,966, and $10,907, respectively)	43,076	41,331	137,021	128,209
Facility operating lease expense	53,145	41,317	149,784	124,419
Depreciation and amortization	85,932	86,922	255,314	259,229
Asset impairment	9,086	5,688	9,606	17,362
Loss (gain) on sale of communities, net	—	—	(36,296)	—
Costs incurred on behalf of managed communities	34,979	37,484	103,932	112,013
Income (loss) from operations	(6,338)	19,206	42,649	(68,376)

Interest income	6,323	2,192	17,764	3,065
Interest expense:
Debt	(53,413)	(41,330)	(155,984)	(110,180)
Financing lease obligations	(4,950)	(11,916)	(16,955)	(35,968)
Amortization of deferred financing costs	(1,910)	(1,528)	(5,749)	(4,590)
Change in fair value of derivatives	861	4,901	5,130	9,277
Equity in earnings (loss) of unconsolidated ventures	(1,426)	(2,020)	(3,156)	(9,353)
Non-operating gain (loss) on sale of assets, net	—	(56)	860	611
Other non-operating income (loss)	10,166	1,877	16,512	1,739
Income (loss) before income taxes	(50,687)	(28,674)	(98,929)	(213,775)
Benefit (provision) for income taxes	1,876	300	1,029	1,086
Net income (loss)	(48,811)	(28,374)	(97,900)	(212,689)
Net (income) loss attributable to noncontrolling interest	15	15	45	(101)
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(48,796)	$(28,359)	$(97,855)	$(212,790)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.22)	$(0.15)	$(0.43)	$(1.14)

Weighted average shares used in computing basic and diluted net income (loss) per share	225,416	186,790	225,136	186,493

Condensed Consolidated Balance Sheets

(in thousands)	September 30, 2023	December 31, 2022
Cash and cash equivalents	$331,716	$398,850
Marketable securities	66,233	48,680
Restricted cash	41,265	27,735
Accounts receivable, net	47,522	55,761
Assets held for sale	12,675	—
Prepaid expenses and other current assets, net	94,536	106,067
Total current assets	593,947	637,093
Property, plant and equipment and leasehold intangibles, net	4,372,072	4,535,702
Operating lease right-of-use assets	707,434	597,130
Other assets, net	155,616	167,137
Total assets	$5,829,069	$5,937,062

Current portion of long-term debt	$304,504	$66,043
Current portion of financing lease obligations	1,031	24,059
Current portion of operating lease obligations	190,703	176,758
Other current liabilities	402,057	374,345
Total current liabilities	898,295	641,205
Long-term debt, less current portion	3,492,860	3,784,099
Financing lease obligations, less current portion	150,763	224,801
Operating lease obligations, less current portion	722,293	616,973
Other liabilities	71,519	85,831
Total liabilities	5,335,730	5,352,909
Total Brookdale Senior Living Inc. stockholders' equity	491,836	582,605
Noncontrolling interest	1,503	1,548
Total equity	493,339	584,153
Total liabilities and equity	$5,829,069	$5,937,062

Condensed Consolidated Statements of Cash Flows

	Nine Months Ended September 30,
(in thousands)	2023	2022
Cash Flows from Operating Activities
Net income (loss)	$(97,900)	$(212,689)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization, net	261,063	263,819
Asset impairment	9,606	17,362
Equity in (earnings) loss of unconsolidated ventures	3,156	9,353
Distributions from unconsolidated ventures from cumulative share of net earnings	430	561
Amortization of entrance fees	(732)	(1,816)
Proceeds from deferred entrance fee revenue	477	2,360
Deferred income tax (benefit) provision	(2,015)	(2,068)
Operating lease expense adjustment	(33,820)	(25,329)
Change in fair value of derivatives	(5,130)	(9,277)
Loss (gain) on sale of assets, net	(37,156)	(611)
Non-cash stock-based compensation expense	8,966	10,907
Property and casualty insurance income	(14,047)	(996)
Other non-operating (income) loss	(2,542)	—
Changes in operating assets and liabilities:
Accounts receivable, net	8,250	(411)
Prepaid expenses and other assets, net	9,347	(11,807)
Prepaid insurance premiums financed with notes payable	(6,530)	(5,552)
Trade accounts payable and accrued expenses	21,444	1,548
Refundable fees and deferred revenue	8,518	7,265
Operating lease assets and liabilities for lessor capital expenditure reimbursements	2,244	9,224
Net cash provided by (used in) operating activities	133,629	51,843
Cash Flows from Investing Activities
Purchase of marketable securities	(159,811)	(230,106)
Sale and maturities of marketable securities	145,100	323,765
Capital expenditures, net of related payables	(174,700)	(150,572)
Acquisition of assets, net of cash acquired	(574)	(6,004)
Investment in unconsolidated ventures	(7,589)	(192)
Proceeds from sale of assets, net	43,181	5,844
Property and casualty insurance proceeds	19,536	—
Other	(890)	(228)
Net cash provided by (used in) investing activities	(135,747)	(57,493)
Cash Flows from Financing Activities
Proceeds from debt	25,532	32,031
Repayment of debt and financing lease obligations	(91,866)	(64,190)
Payment of financing costs, net of related payables	(940)	(646)
Payments of employee taxes for withheld shares	(1,880)	(4,282)
Other	—	(760)
Net cash provided by (used in) financing activities	(69,154)	(37,847)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(71,272)	(43,497)
Cash, cash equivalents, and restricted cash at beginning of period	474,548	438,314
Cash, cash equivalents, and restricted cash at end of period	$403,276	$394,817

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility operating lease termination, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The table below reconciles Adjusted EBITDA from net income (loss).

	Three Months Ended			Nine Months Ended
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income (loss)	$(48,811)	$(4,526)	$(28,374)	$(97,900)	$(212,689)
Provision (benefit) for income taxes	(1,876)	275	(300)	(1,029)	(1,086)
Equity in (earnings) loss of unconsolidated ventures	1,426	1,153	2,020	3,156	9,353
Non-operating loss (gain) on sale of assets, net	—	(860)	56	(860)	(611)
Other non-operating (income) loss	(10,166)	(3,197)	(1,877)	(16,512)	(1,739)
Interest expense	59,412	54,435	49,873	173,558	141,461
Interest income	(6,323)	(6,115)	(2,192)	(17,764)	(3,065)
Income (loss) from operations	(6,338)	41,165	19,206	42,649	(68,376)
Depreciation and amortization	85,932	84,448	86,922	255,314	259,229
Asset impairment	9,086	520	5,688	9,606	17,362
Loss (gain) on sale of communities, net	—	(36,296)	—	(36,296)	—
Operating lease expense adjustment	(11,458)	(11,557)	(8,714)	(33,820)	(25,329)
Non-cash stock-based compensation expense	2,893	2,969	3,403	8,966	10,907
Transaction and organizational restructuring costs	105	123	346	3,796	948
Adjusted EBITDA(4)	$80,220	$81,372	$106,851	$250,215	$194,741

(4)    Adjusted EBITDA includes a $2.6 million, $4.1 million, and $66.8 million benefit for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively, and a $9.1 million and $75.5 million benefit for the nine months ended September 30, 2023 and 2022, respectively, of government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons. Additionally, Adjusted Free Cash Flow excludes cash used to purchase interest rate cap instruments, as well as any cash provided by settlements of interest rate cap instruments.

The table below reconciles Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Net cash provided by (used in) operating activities	$45,763	$63,824	$63,521
Net cash provided by (used in) investing activities	(31,837)	(41,891)	22,508
Net cash provided by (used in) financing activities	(19,232)	(50,093)	(19,754)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(5,306)	$(28,160)	$66,275

Net cash provided by (used in) operating activities	$45,763	$63,824	$63,521
Distributions from unconsolidated ventures from cumulative share of net earnings	—	(430)	—
Changes in prepaid insurance premiums financed with notes payable	(6,474)	(6,301)	(5,700)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	—	—	(4,367)
Non-development capital expenditures, net	(47,248)	(64,815)	(43,819)
Property and casualty insurance proceeds	10,747	2,367	—
Payment of financing lease obligations	(244)	(2,126)	(5,506)
Adjusted Free Cash Flow (5)	$2,544	$(7,481)	$4,129

(5)     Adjusted Free Cash Flow includes:
•$2.7 million, $11.9 million, and $62.8 million benefit for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively, from government grants and credits received.
•$0.1 million, $0.1 million, and $0.3 million for the three months ended September 30, 2023, June 30, 2023, and September 30, 2022, respectively, for transaction and organizational restructuring costs.

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com